EXHIBIT 99.1

Curtiss-Wright Reports Second Quarter and Six Month 2010 Financial Results

Net Sales Increase 3%; Net Earnings Increase 6%; Diluted Earnings Per Share of $0.56; Increases Free Cash Flow Guidance

PARSIPPANY, N.J., July 29, 2010 (GLOBE NEWSWIRE) -- Curtiss-Wright Corporation (NYSE:CW) today reports financial results for the second quarter and six months ended June 30, 2010. The highlights are as follows (For discussion purposes the term "organic" excludes the year over year impact of foreign currency translation and the results of our acquisitions and divestitures over the past twelve months):

Second Quarter 2010 Operating Highlights

  Net sales increased 3% to $462 million from $447 million in 2009;
  Operating income decreased less than 1% to $43 million from $44 million in 2009; organic operating income, which excludes $3 million of negative foreign currency translation, increased 6% to $47 million from $44 million in 2009;
  Net earnings increased 6% to $26 million, or $0.56 per diluted share, from $24 million, or $0.54 per diluted share, in 2009; and
  New orders were $392 million, down 3% from 2009.

Six Months 2010 Operating Highlights

  Net sales increased 4% to $904 million from $871 million in 2009;
  Operating income was essentially flat and amounted to $75 million in 2010 and 2009; organic operating income, which excludes $7 million of negative foreign currency translation,  increased 10% to $82 million from $75 million in 2009;
  Net earnings increased 5% to $42 million, or $0.91 per diluted share, from $40 million, or $0.88 per diluted share, in 2009; and
  New orders were $894 million, up 4% compared to 2009. At June 30, 2010, our backlog was $1.61 billion, down slightly from $1.63 billion at December 31, 2009.

"We are pleased to report a solid second quarter with increased revenues and net earnings as compared to the prior year," commented Martin R. Benante, Chairman and CEO of Curtiss-Wright Corporation. "This is particularly impressive when you consider we overcame more than $3 million of foreign currency translation that negatively impacted our operating income. Our strong operational performance and the benefits of our cost reduction and restructuring programs resulted in organic operating income growth and organic operating margin expansion in excess of 100 basis points in each of our three segments during the second quarter of 2010.

"From a market perspective, sales in our commercial markets increased 6%, led by a strong rebound in our general industrial market and solid gains in commercial aerospace. Our defense markets were flat overall as growth in both our aerospace and naval defense markets were offset by an anticipated decline in ground defense. We continue to see early signs of a positive recovery in markets that are sensitive to general economic conditions and are encouraged by the strong level of sales, particularly in our general industrial market, which grew 39% over the prior year quarter. "

Sales

Sales of $462 million in the second quarter of 2010 increased $15 million, or 3%, as compared to the prior year period. The sales increase was driven by higher organic sales of $11 million and $4 million of incremental sales from our 2009 and 2010 acquisitions of Skyquest Systems Ltd., Hybricon Corporation, and Specialist Electronics Services, Ltd. The organic sales increase was generated by a 13% and 3% improvement in our Metal Treatment and Flow Control segments, respectively, but was partially offset by a 2% decline in our Motion Control segment.

From a market perspective, our commercial markets grew 6% in the second quarter led by strong increases in our general industrial and commercial aerospace markets which grew 39% and 6%, respectively, as compared to the prior year period. These increases were partially offset by a 7% decline in our oil and gas market. Overall our defense market was essentially flat despite strong growth in both aerospace and naval defense, which grew 16% and 8%, respectively, over the prior year quarter. As expected, our ground defense market was down 39% due to the cancellation of the Future Combat Systems ("FCS") and lower sales on the Bradley platform.

Operating Income

Operating income of $43 million in the second quarter of 2010 was essentially flat with the second quarter of 2009. Organic operating income increased $3 million, or 6%, but was offset by $3 million of unfavorable foreign currency translation. Our 2009 and 2010 acquisitions had a minimal impact on operating income in the second quarter of 2010. The organic operating income growth was generated across all three of our segments with increases of 52% in Metal Treatment, 17% in Flow Control and 6% in Motion Control. These increases were partially reduced by higher non-segment operating costs.

In the second quarter of 2010, our segment organic operating margin was 11.5%, a 130 basis point improvement as compared to the prior year period. The margin improvement was due to higher volumes and favorable absorption primarily in our Metal Treatment segment, savings generated from our cost reduction and restructuring programs, and improved productivity and cost performance on certain long-term contracts. Non-segment operating costs of $6 million in the second quarter of 2010 increased by $4 million as compared with prior year period mainly due to foreign exchange transactional gains in the prior year that did not recur in the current year, as well as higher pension and medical costs.

Net Earnings

Net earnings for the second quarter of 2010 increased 6% from the comparable prior year period. The improvement was mainly due to lower interest expense and a lower effective tax rate. Lower interest expense for the second quarter of 2010 was due to lower average debt levels as compared to the prior year period. Our effective tax rate for the second quarter of 2010 was 32.0% versus 34.4% for the second quarter of 2009. The lower effective tax rate in 2010 was due to the additional tax benefit received from the domestic manufacturing deduction.

Cash Flow

Our free cash flow was $14 million for the second quarter of 2010, a $32 million decrease as compared to the prior year period. Net cash provided by operating activities in the second quarter of 2010 was $26 million, a decrease of $42 million from the prior year. This decrease was mainly due to higher progress payments of approximately $30 million on our AP1000 program in the prior year and higher unbilled receivables on long-term contracts. Capital expenditures were $11 million in the second quarter of 2010 versus $21 million in the comparable prior year period. The AP1000 program accounted for the majority of the decrease as our facility expansion was completed in the fourth quarter of 2009.

Segment Performance

Flow Control – Sales for the second quarter of 2010 were $252 million, an increase of $9 million, or 4%, over the prior year period. This was mainly driven by strong double digit growth in our naval defense market. In addition, favorable foreign currency translation added $1 million or 1% to the sales increase during the second quarter.

The higher sales in our naval defense market were led by strong increases in the Virginia class submarine and Ford Class Aircraft Carrier programs, most notably for our Electro-Magnetic Aircraft Launching System ("EMALS"). In addition, we had higher sales for our helicopter handling systems. These increases were partially offset by a reduction in production on the DDG1000 destroyer program. Organic sales in our commercial markets were essentially flat, as strong growth in our general industrial market was mostly offset by a decline in the oil and gas market. The increase in the general industrial market resulted from higher demand of industrial control products to the industrial heating, ventilation, and air conditioning ("HVAC") industry.  The sales decline in our oil and gas market was due to delays in new order placement for our traditional valve products, which was largely offset by an increase in sales of our coker valve products.

Operating income in the second quarter of 2010 was $25 million, an increase of $3 million, or 14%, over the comparable prior year period. Excluding negative foreign currency translation of $1 million in the second quarter of 2010, operating income and operating margin increased by 17% and 120 basis points, respectively, over the prior year period. This improvement was due to improved productivity and cost performance on certain long-term contracts, savings generated by our cost reduction and restructuring programs, improved cost absorption resulting from higher volumes, and higher gross margins from our prior year acquisitions, which are usually lower in the early years of ownership.

Motion Control – Sales for the second quarter of 2010 were $156 million and were essentially flat with the prior year. Organic sales decreased $3 million, or 2%, as compared to the prior year period, largely due to a decline in our ground defense market. In addition, unfavorable foreign currency translation reduced sales by $1 million in the second quarter. These decreases were offset by $4 million of incremental sales from our 2009 and 2010 acquisitions.

Sales in our defense markets were lower despite a strong performance in aerospace defense, primarily from higher sales of our embedded computing products on the Global Hawk Unmanned Aerial Vehicle program, as well as higher demand for integrated sensor products on international aircraft and helicopter programs. This increase was more than offset by a decline in ground defense mainly driven by the cancellation of the FCS program, as well as lower sales of embedded computing products primarily for the Bradley Fighting vehicle. Our commercial markets experienced strong organic sales growth driven in particular by our general industrial market which more than doubled from the prior year quarter, due to improving economic conditions.  In addition, commercial aerospace had higher sales due to increased demand for our integrated sensor products as our customers replenished inventory that was depleted in the prior year, as well as increased production on the Boeing 787 program.

Operating income for the second quarter of 2010 amounted to $18 million, a decrease of $1 million, or 6%, as compared to the prior year period. Organic operating income increased $1 million, or 6%, as compared to the prior year quarter, mainly due to savings generated from our cost reduction and restructuring programs, but was offset by unfavorable foreign currency translation of $2 million. Acquisitions had a minimal impact on the second quarter of 2010. Organic operating margin improved to 13.5%, an increase of 100 basis points over the comparable prior year quarter. This improvement was mainly due to savings generated from our cost reduction and restructuring programs.

Metal Treatment – Sales for the second quarter of 2010 were $55 million, an increase of $5 million, or 11%, as compared to the prior year period. Sales increased by $6 million, or 13%, excluding foreign currency translation which negatively impacted sales by $1 million in the second quarter of 2010. Sales increased across most major markets, most notably higher shot peening sales to the commercial aerospace and general industrial/automotive markets, higher heat treating sales to the general industrial market, and higher coatings sales to the general industrial/automotive market.

Operating income in the second quarter of 2010 amounted to $6 million, an increase of $2 million, or 45%, as compared to the prior year period. Operating margin, excluding $0.3 million of unfavorable foreign currency translation, amounted to 12.2%, a 310 basis point improvement over the prior year. This significant improvement was primarily driven by higher volumes resulting in favorable absorption of fixed overhead costs in our shot peening and heat treating businesses and savings generated from our cost reduction and restructuring programs.

Full Year 2010 Guidance

The Company reaffirms its full year 2010 financial guidance as follows:

· Total Sales	$1.80 - $1.85 billion
· Operating Income	$176 - $ 183 million
· Effective Tax Rate	34.0%
· Diluted Earnings Per Share	$2.15 - $2.25
· Diluted Shares Outstanding	46.5 million

The Company is updating its full year 2010 free cash flow guidance as follows:

· Free Cash Flow	$85 - $95 million (previously $75 - $85 million)

Mr. Benante concluded, "I am pleased that we are able to increase our free cash flow guidance for the full year of 2010.  Our second quarter results were modestly better than our expectations and if the positive trends continue, we expect to be at the high end of our guidance range for the year despite having to absorb an estimated $0.06 per share of unplanned negative foreign currency translation for the full year 2010. We continue to focus on cost reduction and restructuring programs across the company, which should enhance profitability for the second half of 2010 and better position our portfolio of highly engineered products for long-term success as the economy gains momentum.   In addition, our backlog and capitalization remain strong and we expect to continue to demonstrate our ability to produce long-term organic growth while strategically reinvesting in both our technologies and select acquisitions in order to enhance our portfolio and market diversification."

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Analytical Definitions

Organic results exclude the impact of year over year foreign currency translation and the results of our acquisitions and divestitures over the past twelve months.

The term "incremental" is used to highlight the net impact acquisitions and divestitures had on the current year results, for which there is no comparable prior year period.

Free cash flow is defined as cash flow from operations less capital expenditures.

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The Company will host a conference call to discuss the second quarter 2010 results at 10:00 A.M. EDT Friday, July 30, 2010. A live webcast of the call can be heard on the Internet by visiting the company's website at www.curtisswright.com and clicking on the investor information page or by visiting other websites that provide links to corporate webcasts.

(Tables to Follow)

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CURTISS-WRIGHT CORPORATION and SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (UNAUDITED)
(In thousands, except per share data)

	Three Months Ended June 30,		Change		Six Months Ended June 30,		Change
	2010	2009	$	%	2010	2009	$	%

Net sales	$462,165	$447,371	$14,794	3.3%	$903,940	$871,163	$32,777	3.8%
Cost of sales	307,782	302,789	4,993	1.6%	611,573	590,821	20,752	3.5%
Gross profit	154,383	144,582	9,801	6.8%	292,367	280,342	12,025	4.3%

Research & development expenses	13,838	13,200	638	4.8%	27,676	26,324	1,352	5.1%
Selling expenses	28,520	27,415	1,105	4.0%	56,340	53,278	3,062	5.7%
General and administrative expenses	68,597	60,204	8,393	13.9%	133,839	125,834	8,005	6.4%

Operating income	43,428	43,763	(335)	(0.8%)	74,512	74,906	(394)	(0.5%)

Other income, net	384	47	337	717.0%	536	348	188	54.0%
Interest expense	(5,700)	(6,542)	842	12.9%	(11,367)	(13,482)	2,115	15.7%

Earnings before income taxes	38,112	37,268	844	2.3%	63,681	61,772	1,909	3.1%
Provision for income taxes	12,214	12,814	(600)	(4.7%)	21,448	21,513	(65)	(0.3%)

Net earnings	$25,898	$24,454	$1,444	5.9%	$42,233	$40,259	$1,974	4.9%

Basic earnings per share	$ 0.57	$ 0.54			$ 0.92	$ 0.89
Diluted earnings per share	$ 0.56	$ 0.54			$ 0.91	$ 0.88

Dividends per share	$ 0.08	$ 0.08			$ 0.16	$ 0.16

Weighted average shares outstanding:
Basic	45,743	45,127			45,691	45,063
Diluted	46,311	45,537			46,233	45,504

CURTISS-WRIGHT CORPORATION and SUBSIDIARIES
NON-GAAP FINANCIAL DATA (UNAUDITED)
(In thousands)

	Three Months Ended June 30,					Six Months Ended June 30,
	2010		2009		Change %	2010		2009		Change %

Sales
Organic	$ 458,619		$ 447,132		2.6%	$ 890,742		$ 870,475		2.3%
Incremental (1)	3,857	(2)	239	(4)		7,908	(3)	688	(4)
Foreign Currency Fav (Unfav) (5)	(311)					5,290
Total	$ 462,165		$ 447,371		3.3%	$ 903,940		$ 871,163		3.8%

Operating Income
Organic	$ 46,630		$ 43,855		6.3%	$ 82,491		$ 75,222		9.7%
OI Margin %	10.2%		9.8%		40bps	9.3%		8.6%		70bps
Incremental (1)	8	(2)	(92)	(4)		(852)	(3)	(316)	(4)
Foreign Currency Fav (Unfav) (5)	(3,210)					(7,127)
Total	$ 43,428		$ 43,763		(0.8%)	$ 74,512		$ 74,906		(0.5%)
OI Margin %	9.4%		9.8%		-40bps	8.2%		8.6%		-40bps

(1) The term incremental is used to highlight the impact acquisitions had on the current year results, for which there was no comparable prior year data. Therefore, the results of operations for acquisitions are incremental for the first twelve months from the date of acquisition and are removed from our organic results. Additionally, the results of operations for divested business are removed from the comparable prior year period for purposes of calculating organic results. The remaining business are referred to as organic.

(2) Our organic growth calculations do not include the operating results for our June 1, 2010 acquisition of Hybricon Corporation, June 21, 2010 acquisition of Specialist Electronics Services, Ltd. (SES), and December 18, 2009 acquisition of Skyquest Systems Ltd.

(3) Our organic growth calculations do not include the operating results for our June 1, 2010 acquisition of Hybricon Corporation, June 21, 2010 acquisition of Specialist Electronics Services, Ltd. (SES), December 18, 2009 acquisition of Skyquest Systems Ltd., one month of operating results for our January 16, 2009 acquisition of Nu-Torque and two months of operating results for our March 5, 2009 acquisition of EST Group.

(4) We sold our Eaton product line located in Brecksville, Ohio on May 6, 2009. The results of operations for this business have been removed from the comparable prior year period for purposes of calculating organic results.

(5) Organic results exclude the current period effects of foreign currency translation.

CURTISS-WRIGHT CORPORATION and SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(In thousands)

	June 30,	December 31,	Change
	2010	2009	$	%
Assets
Current Assets:
Cash and cash equivalents	$ 71,744	$ 65,010	$ 6,734	10.4%
Receivables, net	452,822	404,539	48,283	11.9%
Inventories, net	296,116	285,608	10,508	3.7%
Deferred tax assets, net	47,347	48,777	(1,430)	(2.9%)
Other current assets	38,588	33,567	5,021	15.0%
Total current assets	906,617	837,501	69,116	8.3%
Property, plant, & equipment, net	388,053	401,149	(13,096)	(3.3%)
Goodwill	676,022	648,452	27,570	4.3%
Other intangible assets, net	247,902	242,506	5,396	2.2%
Deferred tax assets, net	2,091	1,994	97	4.9%
Other assets	13,316	10,439	2,877	27.6%
Total Assets	$2,234,001	$ 2,142,041	$ 91,960	4.3%

Liabilities
Current Liabilities:
Current portion of long-term debt and short term debt	$ 77,704	$ 80,981	$ (3,277)	(4.0%)
Accounts payable	114,400	129,880	(15,480)	(11.9%)
Dividends payable	3,678	--	3,678	100.0%
Accrued expenses	90,625	90,855	(230)	(0.3%)
Income taxes payable	4,579	4,212	367	8.7%
Deferred revenue	158,025	167,683	(9,658)	(5.8%)
Other current liabilities	38,715	50,708	(11,993)	(23.7%)
Total current liabilities	487,726	524,319	(36,593)	(7.0%)
Long-term debt	459,084	384,112	74,972	19.5%
Deferred tax liabilities, net	28,284	25,549	2,735	10.7%
Accrued pension & other postretirement benefit costs	130,912	120,930	9,982	8.3%
Long-term portion of environmental reserves	18,186	18,804	(618)	(3.3%)
Other liabilities	41,130	41,570	(440)	(1.1%)
Total Liabilities	1,165,322	1,115,284	50,038	4.5%

Stockholders' Equity
Common stock, $1 par value	48,394	48,214	180	0.4%
Additional paid-in capital	118,831	111,707	7,124	6.4%
Retained earnings	1,015,478	980,590	34,888	3.6%
Accumulated other comprehensive loss	(23,582)	(19,605)	(3,977)	(20.3%)
	1,159,121	1,120,906	38,215	3.4%
Less: cost of treasury stock	90,442	94,149	(3,707)	(3.9%)
Total Stockholders' Equity	1,068,679	1,026,757	41,922	4.1%
Total Liabilities and Stockholders' Equity	$2,234,001	$ 2,142,041	$ 91,960	4.3%

CURTISS-WRIGHT CORPORATION and SUBSIDIARIES
SEGMENT INFORMATION (UNAUDITED)
(In thousands)

	Three Months Ended June 30,			Six Months Ended June 30,
	2010	2009	Change %	2010	2009	Change %
Sales:
Flow Control	$ 251,855	$ 242,414	3.9%	$ 492,586	$ 472,786	4.2%
Motion Control	155,624	155,748	(0.1%)	302,997	296,457	2.2%
Metal Treatment	54,686	49,209	11.1%	108,357	101,920	6.3%

Total Sales	$ 462,165	$ 447,371	3.3%	$ 903,940	$ 871,163	3.8%

Operating Income:
Flow Control	$ 24,855	$ 21,728	14.4%	$ 41,524	$ 35,059	18.4%
Motion Control	18,343	19,513	(6.0%)	32,296	33,779	(4.4%)
Metal Treatment	6,457	4,458	44.8%	12,497	11,072	12.9%

Total Segments	$49,655	$45,699	8.7%	$ 86,317	$ 79,910	8.0%
Corporate & Other	(6,227)	(1,936)	221.6%	(11,805)	(5,004)	135.9%

Total Operating Income	$ 43,428	$ 43,763	(0.8%)	$ 74,512	$ 74,906	(0.5%)

Operating Margins:
Flow Control	9.9%	9.0%		8.4%	7.4%
Motion Control	11.8%	12.5%		10.7%	11.4%
Metal Treatment	11.8%	9.1%		11.5%	10.9%
Total Curtiss-Wright	9.4%	9.8%		8.2%	8.6%

Segment Margins	10.7%	10.2%		9.5%	9.2%

CURTISS-WRIGHT CORPORATION and SUBSIDIARIES
NON-GAAP FINANCIAL DATA (UNAUDITED)
(In thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009

Net Cash Provided by Operating Activities	$ 25,585	$ 67,350	$ 2,586	$ 34,265

Capital Expenditures	(11,465)	(20,896)	(22,343)	(37,528)

Free Cash Flow (1)	$ 14,120	$ 46,454	$ (19,757)	$ (3,263)

Cash Conversion (1)	55%	190%	(47%)	(8%)

(1) The Corporation discloses free cash flow and cash conversion because the Corporation believes that they are measurements of cash flow that are available for investing and financing activities. Free cash flow is defined as net cash flow provided by operating activities less capital expenditures. Free cash flow represents cash generated after paying for interest on borrowings, income taxes, capital expenditures, and working capital requirements, but before repaying outstanding debt and investing cash or utilizing debt credit lines to acquire businesses and make other strategic investments. Cash conversion is defined as free cash flow divided by net earnings. Free cash flow, as we define it, may differ from similarly named measures used by entities and, consequently, could be misleading unless all entities calculate and define free cash flow in the same manner.

About Curtiss-Wright

Curtiss-Wright Corporation is a diversified company headquartered in Parsippany, New Jersey. The Company designs, manufactures and overhauls products for motion control and flow control applications and provides a variety of metal treatment services. The firm employs approximately 7,500 people. More information on Curtiss-Wright can be found at www.curtisswright.com.

The Curtiss-Wright Corporation logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=7709

Certain statements made in this release, including statements about future revenue, organic revenue growth, quarterly and annual revenue, net income, organic operating income growth, future business opportunities, cost saving initiatives, and future cash flow from operations, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements present management's expectations, beliefs, plans and objectives regarding future financial performance, and assumptions or judgments concerning such performance. Any discussions contained in this press release, except to the extent that they contain historical facts, are forward-looking and accordingly involve estimates, assumptions, judgments and uncertainties.  Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Such risks and uncertainties include, but are not limited to: a reduction in anticipated orders; an economic downturn; changes in competitive marketplace and/or customer requirements; a change in government spending; an inability to perform customer contracts at anticipated cost levels; and other factors that generally affect the business of aerospace, defense contracting, electronics, marine, and industrial companies.  Such factors are detailed in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2009, as amended, and subsequent reports filed with the Securities and Exchange Commission.

This press release and additional information is available at www.curtisswright.com.

CONTACT:  Curtiss-Wright Corporation
          Alexandra M. Deignan
          (973) 541-3734
          adeignan@curtisswright.com